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                                                                      Exhibit 12

Willbros Group, Inc.
Statement re: Computation of Ratio of Earnings to Fixed Charges

Ratio of Earnings to Fixed Charges

                                                    2004 Q1    2003      2002     2001      2000       1999
                                                    ---------------------------------------------------------
Earnings:
       Income (loss) before income taxes             (107)    (6,626)   35,197   29,464   (10,335)   (16,718)
       Plus fixed charges                             920      2,841     2,545    3,830     3,597        966
       Less capitalized interest                     (264)      (386)                 -         -          -
                                                    --------------------------------------------------------
              Total Earnings                          549     (4,171)   37,742   33,294    (6,738)   (15,752)

Fixed Charges:
       Interest expense                                26        173     1,070    2,461     2,542        214
       Interest capitalized                           264        386         -        -         -          -
       Amortization of debt expense                   480      1,573       881      504         -          -
       Rental expense attr. to interest               150        709       594      865     1,055        752
       Less amortization of capitalized interest        -          -
                                                    --------------------------------------------------------
              Total Fixed Charges                     920      2,841     2,545    3,830     3,597        966
                                                    --------------------------------------------------------
Deficiency                                           (371)    (7,012)        -        -   (10,335)   (16,718)
                                                    ========================================================
Excess coverage                                         -          -    35,197   29,464         -          -
                                                    ========================================================

Ratio of earnings to fixed charges                     (1)        (1)     14.8      8.7        (1)        (1)
                                                    =====     ======    ======   ======   =======    =======

Note (1) Fixed charges exceed earnings